EXHIBIT 99.2

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. CORRECTS EARNINGS RELEASE

New York, October 27, 2004 --- In the Overseas Shipholding Group, Inc. (NYSE: OSG) third quarter 2004 earnings release issued today, the gain on securities transactions for the third quarter of 2004 reflected in Appendix 1 should have been $0.03 per share rather than $0.12 per share. This error had no effect on reported earnings. The revised table reflecting this correction is presented below.

Appendix 1

The following table presents comparative per share amounts for net income, adjusted for the effects of vessel sales and securities transactions, including write-downs in the carrying value of certain securities pursuant to FAS 115:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Basic net income per share	$1.74	$0.40	$4.87	$2.89
(Gain)/loss on vessel sales	(0.21)	-	(0.26)	0.02
(Gain) on securities transactions	(0.03)	(0.03)	(0.15)	(0.13)
	$1.50	$0.37	$4.46	$2.78

Note: Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements prepared in accordance with accounting principles generally accepted in the United States.